Exhibit 99.1

Pacific Premier Bank Files Conversion Application to Become a California Commercial Bank

          COSTA MESA, Calif., June 20 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced today that the Bank has filed an application with the California Department of Financial Institutions (“DFI”) to convert its charter from a federal savings bank to a California commercial bank.  The Company also announced that upon preliminary approval of the conversion, it will also file applications with the Federal Reserve Board (“FRB”) for the Company to be registered as a bank holding company and for the Bank to become a FRB member.

          Steven R. Gardner, President and Chief Executive Officer of the Company stated, “The move to change our banking charter is consistent with our long-term strategic plan.  The charter conversion will allow us to continue our progress in transitioning the Bank’s loan and deposit mix to one that is more consistent with that of a commercial bank.”  The Company’s annual report on Form 10-K for the year ended December 31, 2005 provided a discussion of the Company’s strategic plan and potential to convert its banking charter.

          The charter conversion and FRB membership application are subject to examination by the DFI and the FRB.  There is no certainty when the review and examinations by the applicable regulators will be completed, but the Company anticipates that the charter conversion will be consummated prior to the end of the year.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, San Bernardino, Seal Beach, and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the third quarter of 2006.

          FORWARD-LOOKING COMMENTS
          The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

          Contact:

          Pacific Premier Bancorp, Inc.
          Steven R. Gardner
          President/CEO
          714.431.4000

          John Shindler
          Executive Vice President/CFO
           714.431.4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                                  06/20/2006
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/